                                 EXHIBIT 21.01

                          CONSOLIDATED PRODUCTS, INC.



                                               State of
Wholly-owned Subsidiaries                   Incorporation
-------------------------                   -------------
Steak n Shake, Inc.                         Indiana

Consolidated Specialty Restaurants, Inc.    Indiana

SNS Investment Company                      Indiana



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